Exhibit 2.1

SHARE EXCHANGE AGREEMENT

by and among

NXT Nutritionals Holdings, Inc.

and

NXT Nutritionals, Inc.

and

Shareholders of NXT Nutritionals, Inc.

Dated as of February 12, 2009

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT, dated as of the 12th day of February, 2009 (the “Agreement”), by and among NXT Nutritionals Holdings, Inc., a Delaware corporation (the “Company”); NXT Nutritionals, a Delaware corporation (“NXT”); and the shareholders of NXT as identified in Exhibit A to this Agreement (individually, the “NXT Shareholder,” and collectively, the “NXT Shareholders”). The Company, NXT and the NXT Shareholders are collectively referred to herein as the “Parties”.

WITNESSETH:

WHEREAS, the Company is a publicly held corporation organized under the laws of the State of Delaware with no significant operations;

WHEREAS, NXT is a private company incorporated under the laws of Delaware;

WHEREAS, NXT has 22,480,000 shares of capital stock issued and outstanding (the “NXT Shares”), all of which are held by the NXT Shareholders. Each NXT Shareholder is the record and beneficial owner of the number of NXT Shares set forth adjacent such NXT Shareholder’s name on Exhibit A hereto.

WHEREAS, the Company desires to acquire from the NXT Shareholders, and the NXT Shareholders desire to sell to the Company, the NXT Shares in exchange for the issuance by the Company of an aggregate of 22,480,000 shares (the “Company Shares”) of the common stock of the Company (the “Common Stock”) to the NXT Shareholders on the terms and conditions set forth herein (the “Share Exchange”).

WHEREAS, after giving effect to the Share Exchange, there will be approximately 35,650,000 shares of Common Stock issued and outstanding.

WHEREAS, the Parties intend, by executing this Agreement, to implement a tax-deferred exchange of property governed by Section 351 of the United States Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration, of the promises and of the mutual representations, warranties and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE SHARE EXCHANGE

1.1 The Share Exchange. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined):

(a)     the Company shall issue and deliver to the NXT Shareholders 22,480,000 authorized but unissued shares of Common Stock, and

(b)     the NXT Shareholders agree to deliver to the Company duly endorsed certificates representing the NXT Shares.

(c)     Brian Renda, the Company’s sole officer, director and principal shareholders will cancel a total number of 20,000,000 shares of the Company’s Common Stock.

        1.2     Time and Place of Closing. The closing (“Closing”) of the transactions contemplated by this Agreement shall occur upon the exchange of the stock of the Company and NXT as described in Section 1.1 herein.  Such Closing shall take place at a mutually agreeable time and place.

1.3              Closing Events

.  At the Closing, the Company, NXT, and the NXT Shareholders shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

1.4     Directors of the Company at Closing. On the Closing Date, Brian Renda shall resign from the board of directors of the Company (the “Board of Directors”), and the following individuals shall be appointed to the Board of Directors.

Francis McCarthy
Joshua Rosenbaum
Richard Jordan
Mark A. Giresi
Theodore Mandes, II

1.5           Officer of the Company at Closing.  On the Closing Date, Brian Renda shall resign from all the positions he held as an officer of the Company, and the following individual shall be appointed to the offices of the Company:

Francis McCarthy: President, Chief Executive Officer, Secretary and Treasurer
David Briones: Chief Financial Officer

1.6     Tax Consequences. It is intended by the parties hereto that for United States income tax purposes, the contribution and transfer of the NXT Shares by the Shareholder to the Company in exchange for Company Shares constitutes a tax-deferred exchange within the meaning of Section 351 of the Code.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to NXT and the NXT Shareholders that as of the Closing Date:

2.1     Due Organization and Qualification; Due Authorization.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its respective business and properties and to carry on its business in the places and in the manner as presently conducted or proposed to be conducted. The Company is in good standing as a foreign corporation in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it requires such qualification except for any such failure, which when taken together with all other failures, is not likely to have a material adverse effect on the business of the Company.

(b) The Company does not own, directly or indirectly, any capital stock, equity or interest in any corporation, firm, partnership, joint venture or other entity.

          (c) The Company has all requisite corporate power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby and thereby. The Company has taken all corporate action necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratoria or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought, equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

2.2     No Conflicts or Defaults. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and shall not (a) contravene the Certificate of Incorporation or By-laws of the Company or (b) with or without the giving of notice or the passage of time (i) violate, conflict with, or result in a breach of, or a default or loss of rights under, any material covenant, agreement, mortgage, indenture, lease, instrument, permit or license to which the Company is a party or by which the Company is bound, or any judgment, order or decree, or any law, rule or regulation to which the Company is subject, (ii) result in the creation of, or give any party the right to create, any lien, charge, encumbrance or any other right or adverse interest (“Liens”) upon any of the assets of the Company, (iii) terminate or give any party the right to terminate, amend, abandon or refuse to perform, any material agreement, arrangement or commitment to which the Company is a party or by which the Company’s assets are bound, or (iv) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, the Company is to perform any duties or obligations or receive any rights or benefits under any material agreement, arrangement or commitment to which it is a party.

2.3     Capitalization. The authorized capital stock of the Company immediately prior to giving effect to the transactions contemplated hereby consists of 250,000,000 shares of which 200,000,000 are Common Stock at par value $.001 per share and 50,000,000 shares are  preferred stock at par value $.001 per share (“Preferred Stock”). As of the date hereof, there are 13,170,000 shares of Common Stock issued and outstanding after the cancelation of 20,000,000 shares of common stock by the Company’s sole officer and director, and no shares of Preferred Stock outstanding. All of the outstanding shares of Common Stock are, and the Company Shares when issued in accordance with the terms hereof, will be, duly authorized, validly issued, fully paid and nonassessable, and have not been or, with respect to the Company Shares will not be issued in violation of any preemptive right of stockholders. There is no outstanding voting trust agreement or other contract, agreement, arrangement, option, warrant, call, commitment or other right of any character obligating or entitling the Company to issue, sell, redeem or repurchase any of its securities, and there is no outstanding security of any kind convertible into or exchangeable for Company Common Stock. The Company has not granted registration rights to any person.

2.4     Financial Statements. The Company has provided NXT and the NXT Shareholders copies of the (i) balance sheet of the Company at December 31, 2008, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the two fiscal years of 2008 and 2007, including the notes thereto, as audited by Gately and Co., independent registered public accounting firm (the “Financial Statements”). The Financial Statements, together with the notes thereto, have been prepared in accordance with U.S. generally accepted accounting principles applied on a basis consistent throughout all periods presented. The Financial Statements present fairly the financial position of the Company as of the date and for the periods indicated. The books of account and other financial records of the Company have been maintained in accordance with good business practices.

2.5     No Assets or Liabilities. Except as set forth on the Financial Statements, the Company does not have any (a) material assets of any kind or (b) material liabilities or obligations, whether secured or unsecured, accrued, determined, absolute or contingent, asserted or unasserted or otherwise.

2.6     Taxes. The Company has filed all United States federal, state, county and local returns and reports which were required to be filed on or prior to the date hereof in respect of all income, withholding, franchise, payroll, excise, property, sales, use, value-added or other taxes or levies, imposts, duties, license and registration fees, charges, assessments or withholdings of any nature whatsoever (together, “Taxes”), and has paid all Taxes (and any related penalties, fines and interest) which have become due pursuant to such returns or reports or pursuant to any assessment which has become payable, or, to the extent its liability for any Taxes (and any related penalties, fines and interest) has not been fully discharged, the same have been properly reflected as a liability on the books and records of the Company and adequate reserves therefore have been established.

2.7     Indebtedness; Contracts; No Defaults. Except as set forth in Schedule 2.7, the Company has no material instruments, agreements, indentures, mortgages, guarantees, notes, commitments, accommodations, letters of credit or other arrangements or understandings, whether written or oral, to which the Company is a parry.

2.8     Real Property. The Company does not own or lease any real property.

2.9     Compliance with Law. The Company is in compliance with all applicable federal, state, local and foreign laws and regulations relating to the protection of the environment and human health. There are no claims, notices, actions, suits, hearings, investigations, inquiries or proceedings pending or, to the knowledge of the Company, threatened against the Company that are based on or related to any environmental matters or the failure to have any required environmental permits, and there are no past or present conditions that the Company has reason to believe are likely to give rise to any material liability or other obligations of the Company under any environmental laws.

2.10    Permits and Licenses. The Company has all certificates of occupancy, rights, permits, certificates, licenses, franchises, approvals and other authorizations as are reasonably necessary to conduct its respective business and to own, lease, use, operate and occupy its assets, at the places and in the manner now conducted and operated, except those the absence of which would not materially adversely affect its respective business.

2.11     Litigation. There is no claim, dispute, action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened, against or affecting the business of the Company, or challenging the validity or propriety of the transactions contemplated by this Agreement, at law or in equity or admiralty or before any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, nor to the knowledge of the Company, has any such claim, dispute, action, suit, proceeding or investigation been pending or threatened, during the twelve month period preceding the date hereof. There is no outstanding judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, against or materially affecting the business of the Company. The Company has not received any written or verbal inquiry from any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality concerning the possible violation of any law, rule or regulation or any matter disclosed in respect of its business.

2.12     Insurance. The Company does not currently maintain any form of insurance.

2.13     Patents; Trademarks and Intellectual Property Rights. The Company does not own or possesses any patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, Internet web site(s) or proprietary rights of any nature.

2.14     SEC Filings; Financial Statements.

(a) The Company has made available to NXT a correct and complete copy, or there has been available on EDGAR, copies of each report, registration statement and definitive proxy statement filed by the Company with the SEC for the 24 months prior to the date of this Agreement (the “Company SEC Reports”), which, to the Company’s knowledge, are all the forms, reports and documents filed by the Company with the SEC for the 24 months prior to the date of this Agreement. As of their respective dates, to the Company’s knowledge, the Company SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superceded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) To the Company’s knowledge, each set of financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on the Company taken as a whole.

             2.15               Over-the-Counter Bulletin Board Quotation.

  The Company’s Common Stock is quoted on the FINRA Over-the-Counter Electronic Bulletin Board (“OTC BB”). There is no action or proceeding pending or, to the Company’s knowledge, threatened against the Company by NASDAQ or The Financial Industry Regulatory Authority, Inc. ("FINRA") with respect to any intention by such entities to prohibit or terminate the quotation of the Company’s Common Stock on the OTC BB.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF NXT

NXT represents and warrants to the Company as of the Closing:

3.1 Due Organization and Qualification; Subsidiaries, Due Authorization.

(a) NXT is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, with full corporate power and authority to own, lease and operate its business and properties and to carry on its business in the places and in the manner as presently conducted or proposed to be conducted. NXT is in good standing as a foreign corporation in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it requires such qualification except for any such failure, which when taken together with all other failures, is not likely to have a material adverse effect on the business of  NXT.

(b) NXT does not own, directly or indirectly, any capital stock, equity or interest in any corporation, firm, partnership, joint venture or other entity, other than NXT, LLC and Healthy Dairy, LLC. Each of which is a Delaware limited liability company (the “Subsidiaries”). Each of the Subsidiaries is the wholly owned subsidiary of NXT, free and clear of all liens. There is no contract, agreement, arrangement, option, warrant, call, commitment or other right of any character obligating or entitling NXT to issue, sell, redeem or repurchase any of its securities, and there is no outstanding security of any kind convertible into or exchangeable for securities of  NXT or the Subsidiaries.

 (c) NXT has all requisite power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby and thereby. NXT has taken all corporate action necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement constitutes the valid and binding obligation of NXT, enforceable against NXT in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratoria or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

3.2     No Conflicts or Defaults. The execution and delivery of this Agreement by NXT and the consummation of the transactions contemplated hereby do not and shall not (a) contravene the governing documents of  NXT or any of the Subsidiaries, or (b) with or without the giving of notice or the passage of time, (i) violate, conflict with, or result in a breach of, or a default or loss of rights under, any material covenant, agreement, mortgage, indenture, lease, instrument, permit or license to which NXT or any of the Subsidiaries is a party or by which NXT or any of the Subsidiaries or any of their respective assets are bound, or any judgment, order or decree, or any law, rule or regulation to which their assets are subject, (ii) result in the creation of, or give any party the right to create, any lien upon any of the assets of NXT or any of the Subsidiaries, (iii) terminate or give any parry the right to terminate, amend, abandon or refuse to perform any material agreement, arrangement or commitment to which NXT is a party or by which NXT or any of its assets are bound, or (iv) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which NXT is to perform any duties or obligations or receive any rights or benefits under any material agreement, arrangement or commitment to which it is a party.

3.3     Capitalization. The authorized capital stock of NXT immediately prior to giving effect to the transactions contemplated hereby consists of  30,000,000 shares of common stock of which, as of the date hereof, there were 22,480,000 shares issued and outstanding. All of the outstanding shares of NXT are duly authorized, validly issued, fully paid and nonassessable, and have not been or, with respect to NXT Shares, will not be transferred in violation of any rights of third parties. Except as set forth in Schedule 3.3, the NXT Shares are not subject to any preemptive or subscription right, any voting trust agreement or other contract, agreement, arrangement, option, warrant, call, commitment or other right of any character obligating or entitling NXT to issue, sell, redeem or repurchase any of its securities, and there is no outstanding security of any kind convertible into or exchangeable for common shares. All of the NXT Shares are owned of record and beneficially by the NXT Shareholder free and clear of any liens, claims, encumbrances, or restrictions of any kind.

3.4     Taxes. NXT has filed all returns and reports which were required to be filed on or prior to the date hereof, and has paid all Taxes (and any related penalties, fines and interest) which have become due pursuant to such returns or reports or pursuant to any assessment which has become payable, or, to the extent its liability for any Taxes (and any related penalties, fines and interest) has not been fully discharged, the same have been properly reflected as a liability on the books and records of NXT and adequate reserves therefore have been established. All such returns and reports filed on or prior to the date hereof have been properly prepared and are true, correct (and to the extent such returns reflect judgments made by NXT such judgments were reasonable under the circumstances) and complete in all material respects. Except as indicated in 3.4 of the Disclosure Schedule, no extension for the filing of any such return or report is currently in effect. Except as indicated in Item 3.4 of the Disclosure Schedule, no tax return or tax return liability of  NXT has been audited or, presently under audit. All taxes and any penalties, fines and interest which have been asserted to be payable as a result of any audits have been paid. Except as indicated in Item 3.4 of the Disclosure Schedule, NXT has not given or been requested to give waivers of any statute of limitations relating to the payment of any Taxes (or any related penalties, fines and interest). There are no claims pending for past due Taxes. Except as indicated in Item 3.4 of the Disclosure Statement, all payments for withholding taxes, unemployment insurance and other amounts required to be paid for periods prior to the date hereof to any governmental authority in respect of employment obligations of NXT have been paid or shall be paid prior to the Closing and have been duly provided for on the books and records of NXT and in the NXT Financial Statements.

3.5     Compliance with Law. NXT and the Subsidiaries are conducting their respective businesses in material compliance with all applicable law, ordinance, rule, regulation, court or administrative order, decree or process, or any requirement of insurance carriers material to its business. Neither NXT nor any of the Subsidiaries has received any notice of violation or claimed violation of any such law, ordinance, rule, regulation, order, decree, process or requirement.

3.6     Litigation.

(a) There is no claim, dispute, action, suit, proceeding or investigation pending or threatened, against or affecting  NXT or any of the Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement, at law or in equity or admiralty or before any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, has any such claim, dispute, action, suit, proceeding or investigation been pending or threatened, during the 12-month period preceding the date hereof;

(b) there is no outstanding judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, against or materially affecting NXT or any of the Subsidiaries; and

(c) neither NXT nor any of the Subsidiaries has received any written or verbal inquiry from any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality concerning the possible violation of any law, rule or regulation or any matter disclosed in respect of its business.

3.7           Title to Properties.  Except as disclosed in Schedule 3.7, NXT and any of its subsidiaries do not own any real property.

3.8            Intellectual Property.  Except as disclosed in Schedule 3.8, NXT and any of its subsidiaries do not own, nor is validly licensed nor otherwise has the right to use, any Intellectual Property Rights.  No claims are pending or, to the knowledge of NXT, threatened that NXT is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.

3.9            Insurance. NXT currently maintains product liability insurance, which coverage NXT believes is reasonably adequate for NXT and its subsidiaries.

3.10            Financial Statements.  On the Closing, NXT will deliver to the Company its audited consolidated financial statements for the fiscal years ended September, 2008 and 2007, (collectively, the “NXT Financial Statements”).  The NXT Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated.  The NXT Financial Statements fairly present in all material respects the financial condition and operating results of NXT, as of the dates, and for the periods, indicated therein.

ARTICLE IV
REPRESENTATION AND WARRANTIES OF THE NXT SHAREHOLDERS

Each NXT Shareholder hereby represents and warrants, severally and not jointly, to the Company that as of the Closing:

4.1     Title to Shares. The NXT Shareholder is the legal and beneficial owner of the NXT Shares to be transferred to the Company, and upon consummation of the exchange contemplated herein, the Company will acquire from the NXT Shareholder good and marketable title to the NXT Shares, free and clear of all liens excepting only such restrictions hereunder upon future transfers by the Company, if any, as maybe imposed by applicable law.

4.2     Due Authorization. The NXT Shareholder has all requisite power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes the valid and binding obligation of the NXT Shareholder, enforceable against him in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratoria or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

4.3     Purchase for Investment.

(a) The NXT Shareholder is acquiring the Company Shares for investment for their own account and not as nominees or agents, and not with a view to the resale or distribution of any part thereof, and he has no present intention of selling, granting any participation in, or otherwise distributing the same. The NXT Shareholder further represent that he does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Company Shares.

(b) The NXT Shareholder understands that the Company Shares are not registered under the Securities Exchange Act of 1933, as amended (the “Act”) on the ground that the sale and the issuance of securities hereunder is exempt from registration under the Act pursuant to Section 4(2) thereof, and that the Company’s reliance on such exemption is predicated on the Shareholder’s representations set forth herein. The NXT Shareholder is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Act.

4.4     Investment Experience. The NXT Shareholder acknowledges that he can bear the economic risk of his investment, and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in the Company Shares.

4.5     Information. The NXT Shareholder has carefully reviewed such information as such he deemed necessary to evaluate an investment in the Company Shares. To the full satisfaction of the NXT Shareholder, he has been furnished all materials that he has requested relating to the Company and the issuance of the Company Shares hereunder, and the NXT Shareholder has been afforded the opportunity to ask questions of representatives of the Company to obtain any information necessary to verify the accuracy of any representations or information made or given to him. Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of the Company set forth in this Agreement, on which the NXT Shareholder has relied in making an exchange of the NXT Shares for the Company Shares.

4.6     Restricted Securities. The NXT Shareholder understands that the Company Shares may not be sold, transferred, or otherwise disposed of without registration under the Act or an exemption there from, and that in the absence of an effective registration statement covering the Company Shares or any available exemption from registration under the Act, the Company Shares must be held indefinitely. The NXT Shareholder is aware that the Company Shares may not be sold pursuant to Rule 144 promulgated under the Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 may be the availability of current information to the public about the Company.

ARTICLE V
DELIVERIES

5.1           Items to be delivered to the NXT Shareholders prior to or at Closing by the Company.

(a) Certificate of Incorporation and amendments thereto, By-laws and amendments thereto, and certificate of good standing of the Company in Delaware;

(b) all applicable schedules hereto;

(c) all minutes and resolutions of board of director and shareholder meetings in possession of the Company;

(d) shareholder list;

(e) all Financial Statements and all tax returns in possession of the Company;

(f)           a letter of resignation from Brian Renda, the sole officer and director of the Company resigning from all positions effective upon the Closing;

(g) evidence of the election of the new officers and directors  effective as of the Closing;

(h) resolution from the Company’s Board, and if applicable, shareholder resolutions approving this transaction and authorizing the issuances of the shares hereto;

(i) certificates representing 22,480,000 shares of the Company Shares issued in the name of the NXT Shareholders;

(j) any other document reasonably requested by the Shareholder that he deems necessary for the consummation of this transaction.

5.2           Items to be delivered to the Company prior to or at Closing by NXT and the NXT Shareholders.

(a) all applicable schedules hereto;

(b) instructions from NXT appointing its designees to the Company’s Board of Directors;

(c) share certificates and duly executed stock powers from the NXT Shareholders transferring the NXT Shares to the Company;

(d) resolutions from the Board of Directors of NXT, if applicable, and shareholder resolutions approving the transactions contemplated hereby; and

(e) any other document reasonably requested by the Company that it deems necessary for the consummation of this transaction.

ARTICLE VI
CONDITIONS PRECEDENT TO CLOSING

6.1     Conditions Precedent to Closing. The obligations of the Parties under this Agreement shall be and are subject to fulfillment, prior to or at the Closing, of each of the following conditions:

(a) That each of the representations and warranties of the Parties contained herein shall be true and correct at the time of the Closing date as if such representations and warranties were made at such time except for changes permitted or contemplated by this Agreement.

(b) That the Parties shall have performed or complied with all agreements, terms and conditions required by this Agreement to be performed or complied with by them prior to or at the time of the Closing;

6.2     Conditions to Obligations of NXT Shareholder. The obligations of NXT Shareholder shall be subject to fulfillment prior to or at the Closing, of each of the following conditions:

               (a)     The Company shall have received all of the regulatory, shareholder and other third party consents, permits, approvals and authorizations necessary to consummate the transactions contemplated by this Agreement;

(b)            Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the transactions contemplated in this Agreement or to seek damages or a discovery order in connection with such transactions, or which has or may have, in the reasonable opinion of NXT or the NXT Shareholders, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of the Company or NXT.

(c)            Deliveries.  The deliveries specified in Section 5.1 shall have been made by the Company.

6.3 Conditions to Obligations of the Company. The obligations of the Company shall be subject to fulfillment at or prior to or at the Closing, of each of the following conditions:

(a) NXT and the NXT Shareholder shall have received all of the regulatory, shareholder and other third party consents, permits, approvals and authorizations necessary to consummate the transactions contemplated by this Agreement; and

(b) The NXT Shareholder shall have delivered to the Company the share certificates and duly executed stock powers from the Shareholder transferring the NXT Shares to the Company.

ARTICLE VII
COVENANTS

7.1 Further Assurances. Each of the Parties shall use its reasonable commercial efforts to proceed promptly with the transactions contemplated herein, to fulfill the conditions precedent for such party’s benefit or to cause the same to be fulfilled and to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions of this Agreement and to consummate the transactions contemplated herein.

7.2               Blue Sky Laws.

 The Company shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Company Stock in connection with this Agreement.

7.3               Fees and Expenses.

All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

               7.4                 Access.  Each Party shall permit representatives of any other Party to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to such Party.

                7.5                Indemnification and Insurance.

(a) For a period of one year following the Closing Date, NXT and NXT Shareholders hereby agree to indemnify the Company, each of the officers, agents and directors of the Company as of the Closing Date against any loss, liability, claim, damage or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject to or rising out of or based on any inaccuracy appearing in or misrepresentation made in this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement; and

The Company hereby agrees to indemnify NXT, each of the agents, and the NXT Shareholders as of the Closing Date against any loss, liability, claim, damage or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

ARTICLE VIII
MISCELLANEOUS

8.1     Survival of Representations, Warranties and Agreements. Each of the Parties hereto is executing and carrying out the provisions of this Agreement in reliance upon the representations, warranties and covenants and agreements contained in this agreement or at the closing of the transactions herein provided for and not upon any investigation which it might have made or any representations, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein. Except as specifically set forth in this Agreement, representations and warranties and statements made by a party to in this Agreement or in any document or certificate delivered pursuant hereto shall not survive the Closing Date, and no claims made by virtue of such representations, warranties, agreements and covenants shall be made or commenced by any party hereto from and after the Closing Date.

8.2     Access to Books and Records. During the course of this transaction through Closing, each Party agrees to make available for inspection all corporate books, records and assets, and otherwise afford to each other and their respective representatives, reasonable access to all documentation and other information concerning the business, financial and legal conditions of each other for the purpose of conducting a due diligence investigation thereof. Such due diligence investigation shall be for the purpose of satisfying each party as to the business, financial and legal condition of each other for the purpose of determining the desirability of consummating the proposed transaction. The Parties further agree to keep confidential and not use for their own benefit, except in accordance with this Agreement any information or documentation obtained in connection with any such investigation.

8.3     Notice. All communications, notices, requests, consents or demands given or required under this Agreement shall be in writing and shall be deemed to have been duly given when delivered to, or received by prepaid registered or certified mail or recognized overnight courier addressed to, or upon receipt of a facsimile sent to, the party for whom intended, as follows, or to such other address or facsimile number as may be furnished by such party by notice in the manner provided herein:

If to the NXT Shareholder and NXT:

NXT Nutritionals, Inc.
4 Andrew Circle
Hampden, MA 01939

With a copy (which does not constitute a notice) to:

Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Attn: Kristina Trauger, Esq.
Tel.: (732) 409-1212
Fax: (732) 577-1188

If to the Company:

NXT Nutritionals Holdings, Inc.
718 Richfield Avenue
Kenilworth, New Jersey 07033
Tel.: (215) 696-8090

8.5     Entire Agreement. This Agreement, the Schedules and any instruments and agreements to be executed pursuant to this Agreement, sets forth the entire understanding of the parties hereto with respect to its subject matter, merges and supersedes all prior and contemporaneous understandings with respect to its subject matter and may not be waived or modified, in whole or in part, except by a writing signed by each of the parties hereto. No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance. Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such provision.

8.6     Successors and Assigns. This Agreement shall be binding upon, enforceable against and inure to the benefit of, the parties hereto and their respective heirs, administrators, executors, personal representatives, successors and assigns, and nothing herein is intended to confer any right, remedy or benefit upon any other person. This Agreement may not be assigned by any party hereto except with the prior written consent of the other parties, which consent shall not be unreasonably withheld.

8.7     Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Delaware are applicable to agreements made and fully to be performed in such state, without giving effect to conflicts of law principles.

8.8     Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.9     Construction. Headings contained in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement. References herein to Articles, Sections and Exhibits are to the articles, sections and exhibits, respectively, of this Agreement. The Disclosure Schedule is hereby incorporated herein by reference and made a part of this Agreement. As used herein, the singular includes the plural, and the masculine, feminine and neuter gender each includes the others where the context so indicates.

8.10     Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, this Agreement shall be interpreted and enforceable as if such provision were severed or limited, but only to the extent necessary to render such provision and this Agreement enforceable.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first set forth above.

NXT Nutritionals Holdings, Inc.

By:	/s/ Brian Renda
Name: Brian Renda
Title: President, CEO and CFO

NXT Nutritionals, Inc.

By:	/s/ Francis McCarthy
Name: Francis McCarthy
Title: President and CEO